EXHIBIT 99.1

MADISON SQUARE GARDEN SPORTS CORP. REPORTS

FISCAL 2021 THIRD QUARTER RESULTS

NEW YORK, N.Y., May 5, 2021 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fiscal third quarter ended March 31, 2021.

In February, the New York Knicks (“Knicks”) and the New York Rangers (“Rangers”) welcomed fans back to home games at the Madison Square Garden Arena (“The Garden”), marking the first time fans have returned to The Garden since March 2020. While attendance has been restricted to 10% capacity since February, New York State recently announced that arenas, including The Garden, will be permitted to increase capacity up to 30% beginning May 19, 2021.

During the fiscal 2021 third quarter, the Knicks played nine home games with limited attendance and 12 home games without any fans, as compared to 17 home games with no attendance restrictions in the prior year period. The Rangers played seven home games with limited attendance and 10 home games without any fans during the quarter, as compared to 16 home games with no attendance restrictions in the prior year period. As a reminder, the fiscal 2020 third quarter was impacted by the suspensions of the 2019-20 NBA and NHL seasons in mid-March 2020.

For the fiscal 2021 third quarter, financial results reflect fan attendance restrictions at The Garden and the compressed timing of the shortened 2020-21 NBA and NHL regular seasons. The Company generated revenues of $183.0 million, a decrease of $84.6 million, as compared to the prior year period. In addition, the Company generated operating income of $8.1 million, a decrease of $2.5 million, and adjusted operating income of $30.0 million, an increase of $2.3 million, both as compared to the prior year quarter.(1)(2)

Madison Square Garden Sports Corp. President and CEO Andrew Lustgarten said, “Both our Company and our overall industry have seen significant momentum. We are grateful for the overwhelming support from Knicks and Rangers fans this season and are also pleased with their response to our 2021-22 season ticket outreach. On a broader scale, the importance and value of live sports content was once again reaffirmed with the NHL’s recent national media rights agreements. And looking ahead, the recent legalization of mobile sports gaming in New York presents a meaningful opportunity for fan engagement, sponsorship and the value of our teams.”

Results from Operations

Results for the three and nine months ended March 31, 2021 and 2020 are as follows:

	Three Months Ended				Nine Months Ended
	March 31,		Change		March 31,		Change
$ millions	2021	2020	$	%	2021	2020	$	%
Revenues	$183.0	$267.6	$(84.6)	(32)%	$268.8	$610.3	$(341.5)	(56)%
Operating income (loss)(1)	$8.1	$10.6	$(2.5)	(24)%	$(57.7)	$(48.9)	$(8.8)	(18)%
Adjusted operating income (loss)(2)	$30.0	$27.8	$2.3	8%	$(6.7)	$6.1	$(12.8)	NM

Note: Does not foot due to rounding

(1)

For the three and nine months ended March 31, 2020, the reported financial results of the Company reflect the results of the MSG Entertainment business segment and the sports booking business, previously owned and operated by the Company through its MSG Sports business segment, as discontinued operations. In addition, results from continuing operations for the same period include certain corporate overhead expenses that the Company did not incur in the period after the completion of the spin-off of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations. The reported financial results of the Company for the three and nine months ended March 31, 2021 reflect the Company’s results on a standalone basis, including the Company’s actual corporate overhead.

(2)	See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Continuing Operations

For the fiscal 2021 third quarter, the Company generated revenues of $183.0 million, as compared to revenues of $267.6 million in the prior year period, a decrease of 32%. The decrease in revenues was primarily driven by declines in pre/regular season ticket-related revenues, suite license fee revenue and pre/regular season food, beverage and merchandise sales. This was partially offset by an increase in local media rights fees from MSG Networks Inc. (“MSG Networks”) and league distribution revenues.

Pre/regular season ticket-related revenues decreased $87.8 million, suite license fee revenue decreased $25.3 million and pre/regular season food, beverage and merchandise sales declined $16.4 million, all as compared to the prior year period, primarily as a result of the impact of government-mandated capacity restrictions at The Garden. In addition, after the spin-off of MSG Entertainment, food and beverage revenue reflects 50% of the net profits of food and beverage sales during Knicks and Rangers games at The Garden compared to 100% of gross sales prior to the spin-off.

Local media rights fees from MSG Networks increased $22.8 million and league distribution revenues increased $22.5 million, both as compared to the prior year period, primarily due to the compressed timing of the NBA and NHL 2020-21 seasons and the impact of the suspended 2019-20 regular seasons in the prior year period. The increase in local media rights fees was partially offset by the impact of the reduced NHL 2020-21 regular season schedule.

Direct operating expenses of $126.5 million decreased $34.9 million, or 22%, as compared with the prior year period. Net provisions for league revenue sharing expense (net of escrow) and NBA luxury tax decreased $54.8 million, as compared to the prior year period, primarily due to the impact of the COVID-19 pandemic. Pre/regular season expenses associated with food, beverage and merchandise sales decreased $8.4 million, as compared to the prior year period, largely due to the Company recognizing food and beverage sales on a net basis subsequent to the spin-off of MSG Entertainment, compared to recognizing 100% of the cost of sales prior to the spin-off. These decreases were partially offset by the inclusion of $20.4 million of rent expense, including deferred rent, under the Arena License Agreements with MSG Entertainment and a $11.9 million increase in team personnel compensation, as compared to the prior year period, primarily due to the compressed timing of the NBA and NHL 2020-21 regular seasons and the impact of the suspended 2019-20 regular seasons in the prior year period, partially offset by lower player compensation.

Selling, general and administrative expenses of $46.8 million decreased $43.2 million, or 48%, as compared to the prior year period. This was primarily due to lower corporate overhead costs, which in the prior year period included certain corporate expenses that the Company has not incurred since the spin-off of MSG Entertainment and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations (see note 1 on previous page). This decrease in selling, general and administrative expenses was slightly offset by fees related to the Company’s sponsorship sales and service representation agreements with MSG Entertainment.

Operating income of $8.1 million decreased $2.5 million, as compared with the prior year period, primarily due to the decrease in revenues, largely offset by lower selling, general and administrative expenses, direct operating expenses and, to a lesser extent, a decrease in depreciation and amortization. Adjusted operating income of $30.0 million increased by $2.3 million, as compared with the prior year period, primarily as a result of lower direct operating expenses and selling, general and administrative expenses, largely offset by the decrease in revenues.

Other Matters

As of March 31, 2021, the Company had $289.1 million of liquidity, comprised of the following components:

•

$69.1 million of cash and cash equivalents, which includes $30 million from the NBA, which the league provided to each team in December 2020, and $30 million advanced from the NHL during the quarter;(3)

•	$55 million in borrowing capacity under the Knicks senior secured revolving credit facility;

•	$90 million in borrowing capacity under the Rangers senior secured revolving credit facility; and

•	$75 million available under the Knicks Holdings unsecured revolving credit facility.

As of March 31, 2021, total debt outstanding was $410 million, comprised of $380 million under the Company’s Knicks and Rangers senior secured revolving credit facilities and $30 million advanced from the NHL.(3) The Company’s deferred revenue obligations as of the end of the fiscal 2021 third quarter were approximately $133 million, net of billed, but not yet collected deferred revenue, as compared to approximately $206 million as of December 31, 2020. The decrease was primarily due to the recognition of local and national media rights revenue during the fiscal third quarter. The majority of the deferred revenue balance was comprised of tickets, suites and local and national media rights, which will be addressed through games played and, to the extent necessary, through make-goods, credits and/or refunds, as well as the $30 million from the NBA.

(3)

All borrowings under the 2021 Rangers NHL Advance Agreement bear interest at 3.0% annually and are classified as current debt on the balance sheet as they are payable to the NHL upon demand. It is expected that the advancement amount will be set off against funds that would otherwise be paid, distributed or transferred by the NHL to the Rangers.

About Madison Square Garden Sports Corp.

Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes: the New York Knicks (NBA) and the New York Rangers (NHL); two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a leading North American esports organization, and Knicks Gaming, an NBA 2K League franchise. MSG Sports also operates two professional sports team performance centers – the MSG Training Center in Greenburgh, NY and the CLG Performance Center in Los Angeles, CA. More information is available at www.msgsports.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) deferred rent expense under the Arena License Agreements with MSG Entertainment, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) gains or losses on sales or dispositions of businesses, and (vi) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We believe that given the length of the Arena License Agreements and resulting magnitude of the difference in deferred rent expense and the cash rent payments, the exclusion of deferred rent expense provides investors with a clearer picture of the Company’s operating performance.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Revenues	$183,010	$267,631	$268,819	$610,279
Direct operating expenses	126,510	161,388	182,957	377,590
Selling, general and administrative expenses	46,803	90,045	138,708	266,283
Depreciation and amortization	1,573	5,573	4,840	15,338

Operating income (loss)	8,124	10,625	(57,686)	(48,932)
Other income (expense):
Interest income	9	165	9	691
Interest expense	(2,939)	(867)	(7,415)	(2,240)
Miscellaneous expense, net	(46)	(142)	(236)	(316)

Income (loss) from continuing operations before income taxes	5,148	9,781	(65,328)	(50,797)
Income tax benefit (expense)	(53)	(5,598)	275	11,132

Income (loss) from continuing operations	5,095	4,183	(65,053)	(39,665)
Loss from discontinued operations, net of taxes	—	(145,249)	—	(89,718)

Net income (loss)	5,095	(141,066)	(65,053)	(129,383)
Less: Net loss attributable to nonredeemable noncontrolling interests from continuing operations	(373)	(785)	(1,479)	(1,700)
Less: Net loss attributable to redeemable noncontrolling interests from discontinued operations	—	(22,447)	—	(23,851)
Less: Net income attributable to nonredeemable noncontrolling interests from discontinued operations	—	195	—	37

Net income (loss) attributable to Madison Square Garden Sports Corp.’s stockholders	$5,468	$(118,029)	$(63,574)	$(103,869)

Basic
Continuing operations	$0.23	$0.20	$(2.64)	$(1.58)
Discontinued operations	—	(5.12)	—	(2.76)

Basic income (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$0.23	$(4.92)	$(2.64)	$(4.34)

Diluted
Continuing operations	$0.22	$0.20	$(2.64)	$(1.58)
Discontinued operations	—	(5.12)	—	(2.76)

Diluted income (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$0.22	$(4.92)	$(2.64)	$(4.34)

Basic weighted-average number of common shares outstanding	24,156	24,004	24,120	23,914
Diluted weighted-average number of common shares outstanding	24,344	24,004	24,120	23,914

MADISON SQUARE GARDEN SPORTS CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•	Deferred rent. This adjustment eliminates the impact of the non-cash portion of rent expense associated with the Arena License Agreements with MSG Entertainment.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.

•

Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options granted under the Company’s employee stock plan and non-employee director plan in all periods.

•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s workforce reduction in August 2020.

•	Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to the CLG acquisition.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Operating income (loss)	$8,124	$10,625	$(57,686)	$(48,932)
Deferred rent	16,478	—	18,280	—
Depreciation and amortization (1)	1,573	5,573	4,840	15,338
Share-based compensation	3,867	11,508	26,193	39,559
Restructuring charges	—	—	1,644	—
Other purchase accounting adjustments	—	50	—	150

Adjusted operating income (loss)	$30,042	$27,756	$(6,729)	$6,115

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2021	June 30, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$69,128	$77,852
Restricted cash	8,896	12,821
Accounts receivable, net	82,518	7,403
Net related party receivables	5,048	135
Prepaid expenses	25,598	20,634
Other current assets	11,176	9,433

Total current assets	202,364	128,278
Property and equipment, net of accumulated depreciation and amortization of $42,406 and $38,361 as of March 31, 2021 and June 30, 2020, respectively	35,955	39,597
Right-of-use lease assets	707,323	718,051
Amortizable intangible assets, net	1,959	2,754
Indefinite-lived intangible assets	112,144	112,144
Goodwill	226,955	226,955
Other assets	17,740	6,019

Total assets	$1,304,440	$1,233,798

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

	March 31, 2021	June 30, 2020
	(Unaudited)
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,554	$2,301
Net related party payables	20,700	17,952
Debt	30,000	—
Accrued liabilities:
Employee related costs	70,993	71,451
Other accrued liabilities	61,587	33,071
Operating lease liabilities, current	34,329	39,131
Deferred revenue	129,390	126,348

Total current liabilities	348,553	290,254
Long-term debt	380,000	350,000
Operating lease liabilities, noncurrent	692,243	679,053
Defined benefit and other postretirement obligations	6,544	7,014
Other employee related costs	41,977	50,027
Deferred tax liabilities, net	57,446	57,721
Deferred revenue, noncurrent	31,978	2,014
Other liabilities	1,000	1,150

Total liabilities	1,559,741	1,437,233

Commitments and contingencies
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,587 and 19,466 shares outstanding as of March 31, 2021 and June 30, 2020, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of March 31, 2021 and June 30, 2020	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of March 31, 2021 and June 30, 2020	—	—
Additional paid-in capital	19,327	5,940
Treasury stock, at cost, 861 and 982 shares as of March 31, 2021 and June 30, 2020, respectively	(146,734)	(167,431)
Accumulated deficit	(128,518)	(43,605)
Accumulated other comprehensive loss	(2,062)	(2,139)

Total Madison Square Garden Sports Corp. stockholders’ equity	(257,738)	(206,986)
Nonredeemable noncontrolling interests	2,437	3,551

Total equity	(255,301)	(203,435)

Total liabilities and equity	$1,304,440	$1,233,798

MADISON SQUARE GARDEN SPORTS CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Nine Months Ended March 31,
	2021	2020(1)
Net cash (used in) provided by operating activities	$(54,367)	$111,133
Net cash used in investing activities	(437)	(494,631)
Net cash provided by financing activities	42,155	306,818
Effect of exchange rates on cash, cash equivalents and restricted cash	—	3,916

Net decrease in cash, cash equivalents and restricted cash	(12,649)	(72,764)

Cash, cash equivalents and restricted cash from continuing operations, beginning of period	90,673	25,836
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	—	1,092,065

Cash, cash equivalents and restricted cash at beginning of period	90,673	1,117,901

Cash, cash equivalents and restricted cash from continuing operations, end of period	78,024	23,289
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	1,021,848

Cash, cash equivalents and restricted cash at end of period	$78,024	$1,045,137

(1)

The selected cash flow information for the nine months ended March 31, 2020 includes results related to the MSG Entertainment business segment and the sports booking business previously owned and operated by the Company through its MSG Sports business segment through the MSG Entertainment spin-off date. These results have been classified as discontinued operations and, as permitted under ASU 2014-08, the Company has elected not to adjust the consolidated statement of cash flows for the nine months ended March 31, 2020 to exclude cash flows attributable to discontinued operations.